                          TRUBION PHARMACEUTICALS, INC.

                        INDEPENDENT CONTRACTOR AGREEMENT

        This Independent Contractor Agreement ("AGREEMENT") was made and entered into as of November 19, 2002, between Trubion Pharmaceuticals, Inc., a Delaware corporation ("COMPANY"), and Martha Hayden-Ledbetter ("CONTRACTOR") and is hereby revised as of May 1, 2004.

                                    RECITALS

        WHEREAS, Contractor has been involved in scientific research in the following fields of interest to Company: immunoglobulin fusion proteins, antibody effector functions, development of bispecific antibodies, single chain Fv molecules attached to human IG constant domains, single chain Fv recombinant antibody proteins, and engineering of recombinant proteins (collectively, the "FIELD OF INTEREST"); and

        WHEREAS, Company and Contractor have previously entered into a Consulting Agreement dated July 1, 2002 (the "ORIGINAL AGREEMENT"), which Original Agreement terminates June 30, 2003 unless sooner terminated; and

        WHEREAS, it is a condition to closing under that certain Series A Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT") that Contractor and Company amend and restate the Original Agreement in its entirety to read as set forth herein; and

        WHEREAS, Company and Contractor intend that this Agreement shall govern all services performed by Contractor for Company, commencing on July 1, 2002; and

        WHEREAS, in order to induce Company to enter into the Purchase Agreement and to induce certain investors to invest in Company pursuant to the Purchase Agreement, the parties hereto desire to enter into this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Company and Contractor hereby amend their respective rights and obligations pursuant to the Original Agreement by superseding and replacing such rights and obligations in their entirety with the rights and obligations set forth in this Agreement, and the parties hereto further agree as follows:

        1.      SERVICES AND COMPENSATION

                1.1 Services. Subject to the terms and conditions of this Agreement and at Company's request and direction, Contractor will perform for Company the services ("SERVICES") described in EXHIBIT A during the term of this Agreement. The parties anticipate that Contractor will be available to provide approximately 1,000 hours of Services in each twelve-month period, commencing May 1, 2004. The Services are to be performed only with respect to those aspects and areas of the Field of Interest, which are the subject of a waiver, release and assignment of rights by Pacific Northwest Research Institute ("PNRI") pursuant to that Technology and Investment Agreement between Company, PNRI, Contractor, and Jeffrey A. Ledbetter (the "PNRI

AGREEMENT"), the term of which is December 31, 2001 through December 31, 2002. If the waiver, release and assignment of the Technology (as defined in the PNRI Agreement) by PNRI has not been extended or renewed by December 15, 2002, Company reserves the right to terminate this Agreement or to redefine the Services so that Company may obtain the benefits of Contractor's continuing services, and Contractor will not be in violation of any obligations to PNRI. The Services performed hereunder will not be conducted on time that is required to be devoted to PNRI or any other third party. Contractor shall not perform the Services hereunder in any manner that would give PNRI or any third party rights to any intellectual property or other product of such Services. Contractor will perform and observe all applicable rules and regulations that Company may now or shall hereafter establish governing the conduct of its business.

                1.2 Compensation. As consideration for Contractor's proper performance of the Services, Company will pay Contractor the compensation set forth in EXHIBIT A.

     2.      TERM AND TERMINATION

                2.1 Term. This Agreement commences on May 4, 2004 and will continue until the earlier of (a) November 19, 2005 or (b) termination as provided below.

                2.2 Termination. Company may terminate this Agreement by giving two weeks' prior written notice to Contractor. Company may terminate this Agreement immediately and without prior notice if the waiver, release and assignment of the Technology (as defined in the PNRI Agreement) by PNRI has not been extended or renewed by December 15, 2002 or if Contractor refuses to or is unable to perform a material part of the Services or is in breach of any material provision of this Agreement that continues uncured for 30 days following written demand for performance from the Chief Executive Officer or the Board that specifically sets forth the factual basis for the Company's belief that Contractor has not substantially performed her duties. If the Company fails to pay funds due to Contractor hereunder when due, Contractor shall have the right to terminate this Agreement upon the giving of thirty (30) days' written notice and opportunity to cure. In the event Contractor terminates this Agreement in accordance with the preceding sentence, that portion of any unvested stock options or shares of restricted stock held by Contractor as of the date of Contractor's termination of this Agreement that would otherwise vest through the end of twelve (12) months after the date of such termination shall be immediately accelerated as of the date of termination.

                2.3 Survival. Upon termination, all rights and duties of the parties toward each other cease except that:

                      (a) Within 30 days of the effective date of termination, Company will pay all amounts owing to Contractor for Services or Contractor will return to Company any amount paid to Contractor as a retainer that is not owed against Services; and

                      (b)  Sections 2, 3, 4, 5, 6, 7, 8, 9, and 11 survive
termination of this Agreement.

               2.4 Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Contractor will deliver to Company all of Company's property and Confidential Information (as defined in Section 3.1) that is in Contractor's possession or control.

     3.        CONFIDENTIALITY

               3.1 Definition. "CONFIDENTIAL INFORMATION" means any non-public information that relates to the actual or anticipated business, research, or development of Company and any proprietary information, trade secrets, and know-how of Company that is disclosed to Contractor by Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes, but is not limited to, research, product plans, products, services, customer lists, development plans, inventions, processes, formulas, technology, designs, drawings, marketing, finances, and other business information. Confidential Information is the sole property of Company.

               3.2 Exceptions. Confidential Information does not include any information that: (a) was known to the general public prior to the time Company disclosed the information to Contractor, (b) became generally publicly known after disclosure to Contractor by Company, through no wrongful action or inaction of Contractor or others who were under confidentiality obligations, or
(c) was in Contractor's possession, without confidentiality restrictions, at the time of disclosure by Company, as shown by Contractor's files and records.

               3.3 Nondisclosure and Nonuse. Contractor will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services on behalf of Company. Contractor will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, having each employee of Contractor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing terms that are substantially similar to the terms contained in this Agreement.

               3.4 Former Client Confidential Information. During the term of this Agreement, Contractor will not improperly use or disclose any proprietary information or trade secrets of any former or current customer, client, or other person or entity with whom Contractor has an agreement or duty to keep in confidence information acquired by Contractor, including, but not limited to, proprietary information or trade secrets of PNRI. Contractor will not bring onto the premises of Company any unpublished document or proprietary information belonging to a third party unless consented to in writing by that third party. Contractor will indemnify and hold Company harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation of Contractor's duty to maintain the confidence of the third party's information.

               3.5 Third Party Confidential Information. Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of the information and to use it only for certain limited purposes. Contractor owes Company and these third parties, during and after the term of this Agreement, a duty to hold this confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, or to use it except as necessary in carrying out the Services for Company consistent with Company's agreements with these third parties.

     4.        INVENTIONS

               4.1 Inventions Defined. "INVENTIONS" means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Contractor may solely or jointly conceive, develop, or reduce to practice.

               4.2 Assignment of Inventions and Works Made for Hire. Contractor will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Contractor's right, title, and interest (including all related intellectual property rights) in all Inventions that Contractor creates within the scope of and during the term of this Agreement, but excluding the Excluded Technology ("COMPANY INVENTIONS"). "EXCLUDED TECHNOLOGY" means any Inventions that satisfy all of the following conditions:
(a) are created by Contractor for or on behalf of Tritegra, LLC ("TRITEGRA"), a Washington limited liability company, (b) constitute improvements to the "Technology" (as defined in the Genecraft, Inc. Exclusive License of Technology by and between the Company and Tritegra dated November__, 2002) and (c) are not incorporated into any Company product, process or machine. In addition, all original works of authorship that are made by Contractor (solely or jointly with others) within the scope of and during the term of this Agreement and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act, and in accordance, the Company will be considered the author of these works. To the extent that ownership of the Company Inventions does not by operation of the law vest in the Company, Contractor will assign (or cause to be assigned) and does hereby assign fully to the Company all right, title, and interest in and to the Company Inventions, including all related intellectual property rights.

     5.        OWNERSHIP

               5.1 Inventions Retained and Licensed. Attached to this Agreement, as EXHIBIT B, is a list describing all Inventions that were made by Contractor prior to the commencement of Contractor's provision of Services to the Company and in which Contractor retains any rights as of the date of this Agreement, that relate to the Company's proposed business, products, or research and development, and that are not assigned to the Company under this Agreement (collectively, "PRIOR INVENTIONS"). If, in the course of performing Services for the Company, Contractor incorporates into a Company product, process, or machine a Prior Invention or any Excluded Technology owned by Contractor or Tritegra or in which Contractor or Tritegra have the requisite and necessary interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell the Prior Invention or Excluded Technology, as the case may be, as part of such product, process or machine without restriction of any kind. Except for the limited license granted in the preceding sentence, as between the parties, Contractor shall retain all right, title and interest in and to the Excluded Technology, Prior Inventions, all improvements to each of the foregoing, and all intellectual property rights associated with any of the foregoing, except to the extent that any of the foregoing is a Company Invention.

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Contractor represents and warrants that Contractor is an authorized agent of
Tritegra and has the requisite power and authority to grant the rights and licenses granted to the Company in this Agreement on behalf of Tritegra.

               5.2 Further Assurances. Contractor will assist Company and its designees in every proper way to secure Company's rights in the Company Inventions and related intellectual property rights in all countries. Contractor will disclose to Company all pertinent information and data with respect to Company Inventions and related intellectual property rights. Contractor will execute all applications, specifications, oaths, assignments, and other instruments that Company reasonably deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees all of Contractor's right, title, and interest in and to these Company Inventions, and any related intellectual property rights. Contractor's obligation to provide assistance will continue after the termination or expiration of this Agreement.

               5.3 Pre-Existing Materials. If in the course of performing the Services, Contractor incorporates into any Company Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Contractor or in which Contractor has an interest, Contractor will grant and does now grant to Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, distribute, use, import, and otherwise exploit the material as part of or in connection with the Company Invention to the extent of Contractor's rights in such work of authorship, invention, improvement, proprietary information, or other materials.

               5.4 Attorney-in-Fact. If Contractor's unavailability or any other factor prevents Company from pursuing or applying for any application for any United States or foreign registrations or applications covering the Company Inventions and related intellectual property rights assigned to Company, then Contractor irrevocably designates and appoints Company as Contractor's agent and attorney in fact. Accordingly, Company may act for and in Contractor's behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Contractor.

     6.        CONTRACTOR'S WARRANTIES

     As an inducement to Company entering into and consummating this Agreement, Contractor represents, warrants, and covenants as follows: 6.1 Enforceability. This Agreement constitutes a valid and binding obligation of Contractor that is enforceable in accordance with its terms.

               6.2 No Conflict. The entering into and performance of this Agreement by Contractor does not and will not violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which Contractor is a party or by which Contractor or any of Contractor's property is or may become subject or bound. Contractor's representation and warranty under this Section
6.2 will have no further force or effect with respect to Services performed by Contractor after December 31, 2002 unless the Company has obtained an extension of the Technology & Investment Agreement by and between the Company and the Pacific Northwest Research Institute, dated as of December 31, 2001 for the entire term of this Agreement. Contractor will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by Company of its rights under this Agreement.

               6.3 Right to Make Full Grant. Contractor has and will have all requisite ownership, rights, and licenses to fully perform her obligations under this Agreement and to grant to Company all rights with respect to the Company Inventions and related intellectual property rights to be granted under this Agreement, subject to the limitations set form herein, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity.

               6.4 Pre-existing Works and Third Party Materials. Contractor will not, without Company's prior written consent, incorporate any pre-existing works or third party materials into the Company Inventions. Additionally, Contractor has the right to assign and transfer rights to pre-existing works and third party materials as specified in this Agreement.

               6.5 Noninfringement. To the extent that a Company Invention is conceived, made or discovered by Contractor, nothing contained in the Company Invention will infringe, violate, or misappropriate any copyright or trade secret of any third party, and, to the best of Contractor's knowledge, without undertaking any investigation, will infringe, violate, or misappropriate any patent, trademark or any other proprietary right of any third party.

               6.6 No Pending or Current Litigation. Contractor is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials Contractor has used or will use to develop or has incorporated or will incorporate into the Company Inventions to be delivered under this Agreement.

               6.7 Services. The Services will be performed in a timely, competent, professional, and workmanlike manner. The Company will not direct Contractor to perform, and Contractor shall not perform, Services that would cause Contractor to violate her employment agreement with the Pacific Northwest Research Institute or that would constitute a violation of the Company's agreement with the Pacific Northwest Research Institute.

     7.        INDEMNIFICATION

               7.1 Indemnification. Contractor will indemnify, defend, and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with any breach by Contractor or Contractor's assistants, employees, or agents of any of the covenants, warranties, or representations contained in this Agreement; provided, however, that Contractor shall not be liable for any incidental, consequential, exemplary or punitive damages pursuant to this Agreement.

               7.2 Intellectual Property Infringement. In the event of any claim arising from Contractor's breach of the warranty set forth in Section 6.5, Contractor will, in addition to her obligations under Section 7.1, take one of the following actions at her sole expense:

                     (a) procure for Company the right to continue use of the Company Invention or infringing part thereof; or

                     (b) modify or amend the Company Invention or infringing part thereof, or replace the Invention or infringing part thereof with another Invention having substantially the same or better capabilities.

     8.        NON-COMPETITION

               8.1 Non-Competition. During the term of this Agreement and for one year after the termination of this Agreement, Contractor will not directly or indirectly, for herself or any third party other than Company, perform any of the following actions:

                     (a) perform services for a business within the Geographic Area, other than PNRI, in connection with the development, manufacture, marketing, or sale of a Competing Product;

                     (b) solicit sales of any Competing Product from any of Company's customers;

                     (c) entice or otherwise engage in any activity that would cause any vendor, consultant, collaborator, agent, or contractor of Company to cease its business relationship with Company; or

                     (d) solicit or encourage any employee or contractor of Company or its affiliates to terminate employment with, or cease providing services to, Company or its affiliates.

               8.2 Geographic Area. "GEOGRAPHIC AREA" means anywhere in the world where Company or any subsidiary of Company conducts business.

               8.3 Company Product. "COMPANY PRODUCT" means any product or service of Company that Contractor worked on or in connection with which Contractor had access to Confidential Information related to such product or service.

               8.4 Competing Product. "COMPETING PRODUCT" means any product or service that competes or competed with any Company Product sold, provided, or intended to be sold or provided by Company at any time during the term of this Agreement and for one year after its termination.

               8.5 Severability. The covenants contained in Section 8 will be construed as a series of separate covenants, one for each country, city, state, or any similar subdivision in any Geographic Area. If, in any judicial proceeding, a court refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions) to be enforced. If the provisions of this section are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

               8.6 Reasonableness. The nature of Company's business is such that if Contractor were to engage in any activities described in Sections 8.1
(a) - (d) within twelve months after the termination of this Agreement, it would be difficult for Contractor not to rely on or use Company's trade secrets and Confidential Information. Therefore, Contractor enters into this Agreement to reduce the likelihood of disclosure of Company's trade secrets and Confidential Information. Contractor acknowledges that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) Company is engaged in a highly competitive industry, (b) Contractor will have access to the trade secrets and know-how of Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of Company, and (c) these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of Company.

               8.7 Non-profit Activities. The restrictions set forth herein will not preclude Contractor, during or after the term of this Agreement, from serving as a manager or member of Tritegra or from engaging (alone or with others) in any research and development work that is not similar or identical to the Company's research and development activities, at non-profit medical or research institutes or educational or academic institutions or public or private educational or academic institutions; provided, however, that nothing contained in this Section 8.7 shall relieve Contractor of her obligations pursuant to this Agreement, including, without limitation, her obligations pursuant to Sections 3, 4, 5 and 8 hereof.

     9.        ARBITRATION AND EQUITABLE RELIEF

               9.1 Arbitration. Except as provided in section 9.3 below, any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement, will be settled by arbitration to be held in King County, Washington, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in the dispute or controversy. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The arbitrator's decision will include written findings or fact and conclusions of law. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Company and Contractor will each pay one-half of the costs and expenses of the arbitration, and each will separately pay their own counsel fees and expenses.

               9.2 Waiver or Right to Jury Trial. This arbitration clause CONSTITUTES A WAIVER OF CONTRACTOR'S RIGHT TO A JURY TRIAL for all disputes relating to all aspects of the independent contractor relationship (except as provided in section 9.3 below), including, but not limited to, the following claims:

                     (a) claims, both express and implied, for breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation;

                     (b) any and all claims for violation of any federal, state, or municipal statute.

               9.3 Equitable Remedies. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

               9.4 Consideration. Each party's promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party's like promise.

     10.       INDEPENDENT CONTRACTOR; BENEFITS

               10.1 Independent Contractor. It is the express intention of the parties that Contractor perform the Services as an independent contractor. Nothing in this Agreement will in any way be construed to constitute Contractor as an agent, employee, or representative of Company. Without limiting the generality of the foregoing, Contractor is not authorized to bind Company to any liability or obligation or to represent that Contractor has any authority. Contractor must furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided for in EXHIBIT A. Contractor is obligated to report as income all compensation received by Contractor under this Agreement, and to pay all self-employment and other taxes thereon. Contractor will indemnify and hold Company harmless to the extent of any obligation imposed on Company (a) to pay in withholding taxes or similar items or (b) resulting from a determination that Contractor is not an independent contractor.

               10.2 Benefits. Contractor acknowledges that Contractor will not receive benefits from Company either as a consultant or employee, including without limitation paid vacation, sick leave, medical insurance, and 401(k) participation. If Contractor is reclassified by a state or federal agency or court as an employee of Company, Contractor will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company's benefit plans in effect at the time of the reclassification Contractor would otherwise be eligible for benefits.

     11.       MISCELLANEOUS

               11.1 Nonassignment and No Subcontractors. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Contractor, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company. Contractor may not utilize a subcontractor or other third party to perform her duties under this Agreement without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

               11.2 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

               11.3 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party's right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

               11.4 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

               11.5 Confidentiality of Agreement. Contractor will not disclose any terms of this Agreement to any third party without the consent of Company, except as required by applicable laws.

               11.6 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.

               11.7 Governing Law. The internal laws of the State of Washington, but not the choice of law rules, govern this Agreement.

               11.8 Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.


               11.9 Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.


TRUBION PHARMACEUTICALS, INC.            CONTRACTOR

Name:  Peter A. Thompson, M.D.           Name:  Martha Hayden-Ledbetter
       --------------------------------         -------------------------------

Title: President & CEO                   Signature: /s/ Martha Hayden-Ledbetter
       --------------------------------             ---------------------------

Signature: /s/ Peter A. Thompson, M.D.   Address for Notice:
           ----------------------------                       -----------------

Address for Notice: 2401 4th Ave.        18798 Ridgefield Rd. N.W.
                    -------------------  --------------------------------------
     Seattle, WA 98121                   Shoreline, WA 98177
---------------------------------------  --------------------------------------

                                    EXHIBIT A

                            SERVICES AND COMPENSATION

     1.      Contact.  Contractor's principal contact with Company:

     Name:   Peter A. Thompson, M.D.

     Title:  President & CEO

     2. Services. Services shall consist of such activities as Company may require, as modified from time to time by the Chief Executive Officer or the Company's Board of Directors (the "Board"), including but not limited to the following:

             (a) Preparation of data for Company's patent applications, including writing patent backgrounds, examples, and claims;

             (b) Assistance with the licensing of Company's technology to Company's customers and business partners;

             (c) Assistance with the transfer of Company's technology from the laboratories currently used by Company to such other laboratories and/or facilities as Company may from time to time establish;

             (d) Performance of presentations to potential and/or actual investors in and/or partners of Company;

             (e) Maintenance of Company's laboratory notebooks for use in the prosecution and maintenance of Company's patent application and patents; and

             (f) Extension of Company's current intellectual property estate through the continued invention of new intellectual property.

        Contractor will provide the Services during such hours and at such times as Contractor and Company mutually agree are appropriate and necessary. The Services will be provided at the laboratories currently used by Company, or at such other reasonable locations as the parties may agree.

        The parties acknowledge and agree that Contractor will not be obligated to perform laboratory research as part of the Services unless the Company provides research facilities or separate funding is provided by the Company for such work at a third party research facility. The Company acknowledges that if Contractor is requested to use the research facility at the Pacific Northwest Research Institute, the Company must have an agreement in place between the Company and the Pacific Northwest Research Institute.

     3.   Compensation

          (a) Commencing May 1, 2004, Company shall pay Contractor for the Services to be rendered hereunder compensation equivalent to $100,000.00 per annum, to be paid in twelve equal installments, with payments due on the last business day of each month for Services rendered during the preceding month.

          (b) Company will reimburse Contractor for all reasonable expenses incurred by Contractor in performing Services pursuant to this Agreement, provided, that Contractor receives written consent from an authorized agent of Company prior to incurring any expenses in excess of $100 and submits receipts for the expenses to Company in accordance with Company policy.

          (c) Every month, Contractor will submit to Company a written invoice for Services and expenses. The statement will be subject to approval of the contact person listed above or other designated agent of Company.

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